EXHIBIT 10.1

EMPLOYMENT AGREEMENT

OF

RICHARD E. STODDARD

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of January 1, 2007, by and between RICHARD E. STODDARD (“Employee”) and BUSINESS STAFFING, INC. (the “Company”).

RECITALS

A. Employee is currently employed by the Company pursuant to that certain Employment Agreement by and between the Company and Employee dated effective January 1, 2003 (the “2003 Employment Agreement”). The Company leases Employee to Kaiser Ventures LLC (“Kaiser”) and he works as Kaiser’s President, Chief Executive Officer and Chairman of the Board of Managers.

B. The intent of this Agreement is to set forth the terms and conditions of Employee’s employment by the Company and his serving as a leased employee to Kaiser. This Agreement shall supersede the 2003 Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT, POSITIONS AND DUTIES. The Company hereby employs Employee upon the terms and conditions set forth in this Agreement. Employee acknowledges and agrees that he will be a leased employee to Kaiser. Employee’s positions with Kaiser as a leased employee shall be President, Chief Executive Officer and Chairman of the Board. In such capacities, Employee shall have the responsibilities and duties normally incident to such positions, including, but not limited to, those duties and responsibilities set forth in Schedule “A” attached hereto and incorporated herein by this reference and such other duties and responsibilities as may be reasonably assigned to him from time-to-time by the Company or Kaiser’s Board of Managers. Employee agrees to devote whatever business time and attention is necessary to the discharge of his duties and responsibilities under this Agreement. Employee shall be able to engage in other business endeavors whether as an employee or consultant to another entity or otherwise; provided, however: (i) no other endeavor of Employee will interfere with Employee’s ability to carry out his duties hereunder; and (ii) any such endeavor will shall not conflict with Employee’s duties and obligation under this Agreement or his duties as an officer and a member of the Board of Managers of Kaiser, as determined in the reasonable opinion of the Board of Directors of this Company and in the reasonable opinion of the Board of Managers of Kaiser. Prior to accepting or engaging in any endeavourer, Employee shall give the Board of Managers of the Company and of Kaiser written notice of the proposed endeavor describing in sufficient detail the work to be undertaken by Employee so as to allow the Board of Managers of the Company and of Kaiser to make an informed decision on whether such proposed endeavor may violate the restrictions specified in clauses (i) and/or (ii) of this Paragraph 1. The Board of Managers of the Company and of Kaiser shall make a determination of Employee’s request as soon as reasonably possible. Notwithstanding the forgoing, Employee shall not be required to seek advance consent of the endeavor if it is not reasonably anticipated to continue beyond thirty (30) days from inception and it clearly does not conflict with Employee’s duties and obligations under this Agreement or as an officer and/or a member of the Board of Managers of the Company or Kaiser.

2. TERM AND CREDIT FOR PAST EMPLOYMENT. Employee’s employment under the terms of this Agreement shall commence as of January 1, 2007, and shall continue for a minimum of five (5) years from the effective date of this Agreement (“Initial Term”) unless sooner terminated as provided herein; provided, however, the term of this Agreement shall be automatically extended on a month to month basis after the Initial Term until such time as Kaiser has disposed of all of its material assets unless otherwise earlier terminated as provided in this Agreement. Notwithstanding the date of the commencement of this Agreement, for purposes of the calculation of benefits or for any other similar purpose, the Company shall credit Employee with the time he was employed by the Company, Kaiser or any predecessor of Kaiser.

3. BASE SALARY. As of January 1, 2007, Employee’s annual base salary shall be $332,925. Prior to the first meeting of the Board of Managers in any calendar year, the Human Relations Committee of the Board will review Employee’s salary and report its recommendations for any revision to the full Board at such meeting and will communicate its review to the Company. Employee’s annual base salary shall be adjusted effective as of January 1 of each year, commencing January 1, 2008, by the increase in the consumer price index over the prior applicable year utilizing the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, published by the Bureau of Labor Statistics of the United Stated Department of Labor. The entire Board of Managers of Kaiser together with the Company have final responsibility for the review, approval or disapproval of any revisions to Employee’s annual base salary.

4. INCENTIVE PERFORMANCE BASED BONUS PROGRAM. Employee acknowledges that in 2001 Kaiser discontinued it historical annual performance bonus program and that the Company is also terminating its discretionary cash bonus program simultaneously with the effective date of this Agreement. In lieu of these previous cash bonus programs, Employee shall be eligible for and be paid an incentive performance bonus in accordance with the terms of the Company’s Executive Officer New Revenue Incentive Participation Plan dated effective January 1, 2007, the terms of which are incorporated herein by this reference.

5. ANNUAL GRANT OF CLASS A UNITS AND VESTING AND CONVERSION OF PREVIOUSLY GRANTED OPTIONS. During the term of this Agreement, the Company shall cause to be issued to Employee 25,000 Kaiser Class A Units as of January 15 of each year beginning as of January 15, 2007, if Employee is employed by the Company as of the immediately preceding December 31; provided, however, the amount of this annual grant of Class A Units shall be reviewed may be modified by the Company prior to the January 15, 2010 grant of Class A Units. Notwithstanding the foregoing, the annual grant of Class A Units may be delayed until the Employee complies with the provisions of Paragraph 6.b. below.

It is acknowledged and agreed that all options granted to Employee by Kaiser or its predecessor prior to the date of this Agreement are fully vested in Employee and all outstanding options to acquire Kaiser Ventures Inc. common stock have been converted to options to acquire Class A Units in Kaiser.

6. OTHER BENEFITS.

a. INSURANCE AND OTHER BENEFITS. Employee will be entitled to participate in all benefits provided by the Company to its employees and to senior executives in accordance with and subject to the Company’s policies and procedures as they may exist from time-to-time, including, but not limited to, medical and dental insurance, life insurance, disability insurance, 401(k) savings plan, any pension or retirement plan, deferred compensation plan, education and seminar reimbursement, car allowance, and reimbursement of reasonable expenses for company business. These benefits shall be at least at the same level as provided to Employee as of the day prior to the effective date of this Agreement except that contributions to the Company’s 401(k) savings plan, money purchase plan and supplemental executive retirement plan of the Company shall be appropriately modified to reflect the current compensation of Employee. Benefits shall also include life insurance for the benefit of Employee with a face amount of not less than that in effect as of December 31, 2002, with premium paid in accordance with the Company’s policies in effect on December 31, 2002, except that the Company may self-insure if insurance is not available on a commercially reasonably basis. In addition, the Company shall only be responsible for the payment of the premium for the first level (first one-third) of Employee’s life insurance benefit and the third level (the last one-third) of such coverage. Employee shall be responsible for the payment of the premium for the second level (second 1/3) of coverage. Employee shall be entitled to four (4) weeks of paid vacation per year.

b. ADDITIONAL WELLNESS BENEFITS. In addition to the benefits described above, the Company shall reimburse Employee for all costs associated with an annual physical not otherwise covered by insurance and the costs not otherwise covered by insurance for a more comprehensive physical exam and medical tests and evaluation every two years, including the costs that may be associated with a full body scan. Employee’s first comprehensive medical exam shall be completed by December 31, 2007, with the next comprehensive exam to be completed by December 31, 2009, and shall continue thereafter every two years during the term of this Agreement. If as a result of any annual physical Employee is diagnosed with a medical condition that may reasonably be considered to materially impact Employee’s performance of his duties under this Agreement, Employee shall promptly advise the Chairman of Kaiser’s Human Relations Committee of such diagnosis. In the event Employee does not complete the comprehensive medical exam every two years as provided herein, Employee’s annual grant of Class A Units shall be delayed until such time as Employee complies with this comprehensive medical exam requirement. For example, if Employee fails to have a comprehensive medical exam completed by December 31, 2007, the annual grant of Class A Units to Employee which Employee would have received on January 15, 2008 will be delayed until such time as Employee completes the required comprehensive medical exam. The Company may also pay or reimburse Employee for certain other reasonable health and wellness benefits as may be pre-approved by the Company. Employee shall provide to the General Counsel of the Company written notice that he has completed the comprehensive medical exam as provided herein together with reasonable documentation that such exam was performed.

7. COMPENSATION PAYABLE UPON TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event Employee is terminated by the Company for any reason except for “cause”, as “cause” is defined in Paragraph 11 below, the Company shall pay to Employee the following compensation and Employee shall receive the following benefits as severance benefits:

a. if the termination occurs during the Initial Term, Employee shall be paid two (2) years of annual base salary;

b. the Company shall continue to provide and pay its portion of all of Employee’s health insurance, dental insurance, vision insurance, life insurance, wellness, welfare and other benefits for a period of twenty four (24) months following the date of termination, including the Company’s portion of any retirement and deferred compensation plans such as the Company’s 401(k) plan and SERP, as applicable. After such termination, Employee shall be entitled, for a period of three years to exercise his Equity Incentives as to any then vested, including any options vesting within one year of termination as provided in the next sentence, notwithstanding any other applicable provision contained in any option agreement. In addition to the foregoing, with respect to any restricted Equity Incentives, Employee shall continue to vest in such securities for a period of one-year following termination.

All amounts due Employee shall be payable in one lump sum or as may be mutually agreed upon between Employee and the Company as may be permitted under applicable law. Employee shall have no duty to seek other employment during this period of time and there shall be no offset for any compensation paid to Employee from any other source. If the Company or an Affiliate of the Company desires to retain Employee as a consultant after termination of Employee’s employment, the parties shall negotiate the terms of such consulting agreement which shall be documented in an agreement executed by the parties.

8. COMPENSATION PAYABLE UPON CONSTRUCTIVE TERMINATION. In the event that Employee is constructively terminated by the Company as defined in Paragraph 9 below, Employee shall be paid and receive the same compensation and benefits as provided in Paragraph 7 above for termination by the Company without cause.

9. CONSTRUCTIVE TERMINATION DEFINED. Employee shall be deemed to have been constructively terminated by the Company upon the occurrence of any of the following events:

a. The assignment to Employee of duties materially and adversely inconsistent with Employee’s positions at Kaiser as a leased employee as of the effective date of this Agreement. This includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within Kaiser or to an Affiliate shall not be deemed a constructive termination;

b. Any requirement that Employee permanently relocate to an office more than 50 miles from the then location to which he is assigned as of the effective date of this Agreement; and/or

c. Any failure to provide Employee with compensation and benefits in the aggregate on terms that are not materially less favorable than those enjoyed by Employee under this Agreement as of the effective date of this Agreement, or the subsequent taking of any action that would materially reduce any of Employee’s compensation and benefits in effect as of the date of this Agreement unless such compensation and benefits are substantially equally reduced for executive officers of the Company as a group (as measured by a percentage) or there is less than a ten percent (10%) reduction in compensation or benefits.

then, at Employee’s option, exercisable within ninety (90) days of the date Employee knew, or should have known exercising reasonable care, of the occurrence of any of the foregoing events and the expiration of any applicable cure period, Employee shall have the right to terminate his employment by written notice to the Company, and on the date of such termination the Company will pay Employee the compensation and benefits described in Paragraph 11 below.

10. TERMINATION FOR CAUSE. If the Company elects to terminate Employee’s employment for “cause” (as defined Paragraph 11 below), Employee’s employment will terminate on the date fixed for termination by the Company and thereafter the Company will not be obligated to pay Employee any additional compensation or extend his benefits, other than the compensation due and owing up to the date of termination and as may be required by law, as well as any compensation or amounts that may be due under various compensation and retirement and deferred compensation plans as provided in Paragraph 15 below. After such termination, Employee shall be entitled, for a period of one hundred and twenty (120) days, to exercise any options or other equity related incentives that are vested as of the date of termination.

11. DEFINITION OF “CAUSE.” “Cause” for the purposes of this Agreement shall mean any of the following:

a. Willful breach by Employee of any provision of this Agreement, provided, however, if the breach is not a material breach, the Company shall give Employee written notice of such breach and Employee shall have thirty (30) days in which to cure such breach. No written notice or cure period shall be required in the event of a willful and material breach of this Agreement by Employee;

b. Gross negligence or dishonesty in the performance of Employee’s duties or possibilities hereunder;

c. Engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with Employee’s duties and responsibilities to the Company, Kaiser or their Affiliates; or

d. Engaging in conduct which is materially detrimental to the business of the Company, Kaiser or their Affiliates.

12. VOLUNTARY TERMINATION. Employee’s employment by the Company may be terminated at any time upon the parties’ mutual written agreement. In the event of a mutual written agreement, Employee’s compensation and shall be as set forth in such agreement. In the event of Employee’s voluntary termination of employment, the Company shall not be obligated to pay Employee any additional compensation, other than the compensation due and owing as the date of termination and as may be required by law, as well as any compensation or amounts that may be due under various compensation and retirement and deferred compensation plans as provided in Paragraph 15 below. After such termination, Employee shall be entitled for a period of hundred and twenty (120) days to exercise any Equity Incentives that are vested as of the date of termination.

13. DISABILITY BENEFITS. In the event of the disability of Employee for any reason, the Company shall continue to pay to Employee his salary and benefits less short-term disability payments and less long-term disability payments for a period of two (2) years. In addition, upon permanent disability, the vesting of all retirement and deferral compensation plans and all outstanding Equity Incentives shall continue to accrue for a period of two (2) years after the date of disability in the same manner as if Employee were still employed by the Company and serving as a leased employee to Kaiser during that period.

14. DEATH BENEFITS. In the event of Employee’s death, Kaiser shall pay to Employee’s personal representative or his estate, Employee’s salary and benefits through the end of the month in which the death occurred plus the compensation and benefits that would be payable to Employee upon termination without cause as provided in Paragraph 7 of this Agreement, except that any compensation that would be payable to Employee for termination during the Initial Term as provided in Paragraph 7.a. of this Agreement shall not be payable upon death. The proceeds from any life insurance shall be for the sole benefit of Employee’s designated beneficiaries or if there are no designated beneficiaries, Employee’s estate. Employee’s estate or personal representative shall have at least one (1) year after the date of Employee’s death while in the employment of the Company in which to exercise all vested Equity Incentives, unless the terms of an Equity Incentive provides for a longer period of time.

15. PAYMENTS PURSUANT TO OTHER COMPENSATION PLANS. In addition to the compensation and benefits to be paid to Employee pursuant to this Agreement, upon termination of Employee’s employment with the Company Employee (or his estate as applicable) shall be paid or continue to receive the benefit of existing and future compensation, bonus, retirement and deferred compensation plans subject to and in accordance with the terms of each respective plan. As of the date of the effective date of this Agreement, Employee and the Company agree that the following plans are in effect: (i) Business Staffing, Inc. 401(k) Plan; (ii) Business Staffing, Inc. Supplemental Executive Retirement Plan; (iii) Business Staffing, Inc. Deferred Compensation Plan; (iv) Class C and D Units; and (v) Executive Officer New Revenue Incentive Participation Plan.

16. POSSIBLE REDUCTION IN CERTAIN BENEFITS.

a. Except as provided in Paragraph 17.b. below, Employee shall in no circumstances receive “payments in the nature of compensation” from the Company which would result in “excess parachute payments” (as that term is defined in Sections 280G and 4999 of the Internal Revenue Code of 1954, as amended, or any equivalent or analogous term as shall in the future be defined in any law or regulation governing the amount of severance compensation that may be paid without penalty to an officer of a company upon a change in control of the Company). In the event either Employee or the Company shall be advised in writing by his or its counsel that Employee would receive excess parachute payments if all payments under all contacts between Employee and the Company were made, such opinion shall be confidentially disclosed to the other party. If it is mutually determined that such payments would trigger the excess parachute payments provisions, Employee shall receive only such compensation and benefits under his contracts with the Company (not to exceed those permitted without constituting excess parachute payments) which he, in his sole discretion, has designated in written notice to the Company. Employee shall have a minimum of thirty (30) days in which to make such written designation. In the event of a disagreement between the counsel of the respective parties as to whether a payment would result in excess parachute payments, such counsel shall jointly designate an independent tax counsel (whose fees shall be paid by the Company) within 10 days who shall promptly make a conclusive determination of the matter.

b. Notwithstanding anything else to the contrary, in the event Employee is terminated pursuant to Paragraph 7 above, Employee shall have the right, in his sole discretion, to elect to receive all or any part of the compensation payable to him upon termination (or which would have been due under Paragraph 7 but for a previous election under Paragraph 17.a.) without regard to whether any such amounts may constitute “excess parachute payments.” If Employee fails to provide the Company a written designation within thirty (30) days, he shall be presumed to have elected to receive all compensation and benefits due him without regard to whether any such compensation or benefits shall constitute “excess parachute payments.”

c. Nothing in this Paragraph 17 shall be construed or deemed to be a forfeiture of any compensation or benefits that Employee may elect not to accelerate due to any concern about the receipt of “excess parachute payments

17. CONFIDENTIALITY.

a. EMPLOYEE’S OBLIGATIONS. Employee agrees that (a) except as provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by him, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting his obligations under this Agreement and not in connection with any other business or activity. “Proprietary Information” means all oral, written or recorded information about or related to the Company, Kaiser or any of their Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which contain or reflect such information. After termination of employment upon demand of the Company, or Kaiser, as applicable, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

b. COMPANY OBLIGATIONS. The Company agrees that it shall maintain and provide information regarding Employee in accordance with generally accepted industrial and business practices and that it will seek to require Kaiser to follow the same requirements.

c. LIMITATIONS ON CONFIDENTIAL OBLIGATIONS AND USE RESTRICTIONS. The restrictions in Paragraphs 17.a. and b. above do not apply to information which the disclosing party can demonstrate (i) is then in the public domain by acts not attributable to such disclosing party or (ii) is hereafter received on an unrestricted basis by such disclosing party from a third party source who, to such disclosing party’s knowledge after due inquiry, is not and was not bound by confidentiality obligations to the Company, Kaiser or any Affiliate thereof (in the case of Paragraph 15.a.) or to Employee (in the case of Paragraph 17.b.). In addition, Employee and the Company and, Kaiser or any Affiliate is permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

d. ACTIONS IF DISCLOSURE REQUIRED. If Employee is required by law to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protection hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

e. INJUNCTION. Each party agrees that remedies at law may be inadequate to protect against breach of this Paragraph 18, and hereby agrees to the granting of injunctive relief without proof of actual damage.

18. ARBITRATION OF DISPUTES. If Employee and the Company cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this Agreement, the termination of Employee’s employment relationship with the Company or any Affiliate thereof, (without limiting the generality of any other Paragraph herein), then such dispute shall be settled as follows:

a. The Company and Employee agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as the Company and Employee may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

b. If the Company and Employee are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with the Company and Employee;

c. the Company and Employee shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on his own motion, or the request of either the Company or Employee, have the authority to extend or reduce the time periods therefore; and

d. The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

The judicial officer shall have the right to grant injunctive relief, specific performance and other equitable remedies.

19. MISCELLANEOUS.

a. DEDUCTIONS. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall be withheld from any compensation paid to Employee by the Company.

b. ENTIRE AGREEMENT; AMENDMENTS. This Agreement states the entire understanding and agreement between the parties with respect to its subject matter as of the date of this Agreement, and may only be amended by a written instrument duly executed by Employee and the Company; and to the extent it directly impacts Kaiser, the written consent of Kaiser.

c. ASSIGNMENT. This Agreement and the rights and obligations of Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

d. NON-WAIVER. Failure to insist upon strict compliance with any provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

e. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and, Employee’s heirs, successors, and legal or personal representatives.

f. HEADINGS. The headings throughout this Agreement are for convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

g. CONTEXT. Whenever required by the context, the singular shall include the plural, the plural the singular, and one gender such other gender as is appropriate.

h. NOTICES. All notices, request, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:

Business Staffing, Inc. 3633 E. Inland Empire Blvd., Suite 480 Ontario, CA 91764 ATTENTION: General Counsel

WITH COPY TO:
3633 E. Inland Empire Blvd., Suite 480 Ontario, CA 91764
ATTENTION: Chairman of Human Relations Committee

Richard E. Stoddard 5335 East Second Avenue Denver, Colorado 80220

i. COSTS. In any action taken to enforce the provisions of this Agreement, the prevailing party shall be reimbursed all costs incurred in such legal action including reasonable attorney’s fees in such action.

j. SEVERABILITY. If any provision or clause of this Agreement, as applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

k. DEFINITION OF AFFILIATE, ENFORCEABILITY BY KAISER AND TERMINATION AS A LEASED EMPLOYEE. The term “Affiliate” for purposes of this Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with the Company. It shall also include any direct or indirect subsidiary of the Company and any company in which the Company has more than a ten percent (10%) ownership interest. The Parties agree that Kaiser shall be a third party beneficiary on this Agreement and shall have the right to enforce its terms. The parties also agree that for purposes of this Agreement, that termination by Kaiser of Employee as a leased employee shall also be deemed and shall be a termination of Employee by the Company.

l. ACKNOWLEDGMENT REGARDING ISO’S. Employee acknowledges that he is responsible for the tax consequences of all severance compensation he may receive and that certain actions may need to be taken by Employee within limited periods of time to preserve the tax status of any incentive options. The Company makes no representation or warranty that any past or future grant of a stock option or Equity Incentive to Employee qualifies as an incentive option.

m. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first written above not withstanding the actual date of signature.

“EMPLOYEE”	“COMPANY”
RICHARD E. STODDARD	BUSINESS STAFFING, INC.

/s/ Richard E. Stoddard	By:	/s/ Terry L. Cook
Richard E. Stoddard		Terry L. Cook
Vice President & Secretary

CONSENT OF HUMAN RELATIONS COMMITTEE

OF

KAISER VENTURES LLC

TO

RICHARD E. STODDARD EMPLOYMENT AGREEMENT

The Human Relations Committee of Kaiser Ventures LLC (“Kaiser”) hereby consents to the employment agreement between Business Staffing, Inc. (the “Company”) and Richard E. Stoddard dated effective January 1, 2007, as set forth above and the payment of all sums that may be required of Kaiser to reimburse the Company under the terms of such agreement as provided in the Administrative Services Agreement between the Company and Kaiser dated as of January 1, 2003.

KAISER VENTURES LLC
HUMAN RELATIONS COMMITTEE

By:	/s/ Todd G. Cole
Todd G. Cole, Chairman

SCHEDULE “A”

RICHARD E. STODDARD

CHAIRMAN OF THE BOARD OF MANAGERS, CHIEF EXECUTIVE OFFICER & PRESIDENT

These positions shall report directly to Kaiser Ventures LLC (“Kaiser”) Board of Managers and the Company. The positions for Kaiser are to be filled by Business Staffing, Inc. through the services of Richard E. Stoddard.

RESPONSIBILITIES:

Even though a leased employee to Kaiser, this position has total responsibility for every facet of the strategy, planning, operation, project implementation, performance and direction of Kaiser and all its subsidiaries.

Within this framework of ultimate responsibility, Mr. Stoddard has delegated certain operational and implementation duties to the Executive Vice Presidents of Kaiser. Shown below are strategic functions which will remain under the direct control of Mr. Stoddard as Chairman, CEO, and President:

•	Corporate planning and strategy.

•	Determination of the direction and goals of Kaiser.

•	Future growth opportunity decisions.

•	Development of all projects exit strategies.

•	Major corporate financial or other resource commitments.

•	All phases of investor relations.

•	Relationships with major members.

•	All phases of the corporation’s legal strategy, including compliance with laws and regulations.

•	Outside auditor performance and relationship.

•	Corporate accounting policies and financial reporting responsibilities.

•	Corporate financing strategy and fiscal accountability.

•	Major joint venture partner relations.

•	Major negotiations on behalf of the Kaiser and the Company.

•	Financial analysis and modeling of Kaiser opportunities.

•	Political lobbying at the federal, State and local levels.

•	Public relations and corporate participation policy.

•	Agency relations and communications.

•	Mine Reclamation, LLC Management.

•	Establishment of policies for the conduct Kaiser’s and the Company’s business.

•	Oversee the implementation of corporate policy.

•	As chairman, conduct the meetings and business of the Board of Managers.

•	Implement the decisions of the Board of Managers.